EXHIBIT 99.1

Sequential Brands Group Closes Heelys Acquisition

BBC International to Distribute Heelys Footwear Globally

NEW YORK—January 25, 2013 -- (BUSINESS WIRE) -- Sequential Brands Group, Inc. (OTC: SQBG) (“Sequential” or the “Company”) announced today that it has completed the merger of Heelys, Inc. ("Heelys") with and into a subsidiary of Sequential. The Company entered into an agreement and plan of merger dated December 7, 2012 to acquire Heelys subject to certain terms and conditions that have since been fulfilled, and the approval by the Heelys stockholders which was confirmed on January 24, 2013.

Sequential acquired all of the outstanding shares of common stock of Heelys for $2.25 per share in cash, or approximately $63 million. On closing, Heelys had approximately $57.5 million in cash. The balance of the purchase price was funded with cash from Sequential.

Simultaneous with the closing, the previously announced global license agreement with BBC International LLC (“BBC”) became effective, making BBC the exclusive licensee for Heelys footwear. BBC is a leading global kids footwear organization with other prominent footwear licenses, including Polo Ralph Lauren, Warner Brothers and Marvel.

Yehuda Shmidman, CEO of Sequential, and Bobby Campbell, BBC’s Founder and Managing Member, jointly stated, “We see many opportunities to leverage Heelys’ compelling brand heritage and patented products as we re‐launch the Heelys brand with our retail partners around the world."

Founded in 1999, Heelys has been a breakout success in the world of action sports among children and teens with its innovative wheeled footwear. Heelys core product, HEELYS‐wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.

About Sequential Brands Group

Sequential Brands Group, Inc. (OTC:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands that presently include William Rast®, People's Liberation®, DVS® and Heelys®. Sequential ensures that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information, please visit Sequential's corporate web site at: www.sequentialbrandsgroup.com.

About BBC International

BBC International, a major footwear firm in the industry, was founded in 1975 by Chairman Robert Campbell. The company is the leading children's and skate footwear designer and marketer globally. BBC leads the kid’s footwear marketplace with creative design and advanced technology. They have secured many long‐term, internationally recognized children’s licenses such as Polo Ralph Lauren, Sam Edelman, Guess, Born, OSIRUS and entertainment brands such as Disney. Their ability to service all levels of quality fashion and distribution from department stores to mass market is the key to their success in the children’s arena.

Forward‐Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward‐looking statements ("forward‐looking statements") that involve risks and uncertainties. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward‐looking statements. When used in this press release and in documents referenced herein, forward‐looking statements include, without limitation, statements regarding our expectations, beliefs or intentions that are signified by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon and similar expressions. Such forward‐looking statements reflect the Company's current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks, uncertainties and other factors. Our actual results may differ materially from those anticipated in any forward‐looking statements due to known and unknown risks, uncertainties and other factors. The section entitled "Risk Factors" set forth in Item 1A of Part I of our Annual Report on Form 10‐K for the year ended December 31, 2011, in Item 1A of Part II of our Quarterly Report on Form 10‐Q for the quarterly period ended September 30, 3012 and in similar discussions in our other Securities and Exchange Commission filings, discuss some of the important risks, uncertainties and other factors that may affect our business, results of operations and financial condition. The Company's stockholders are urged to consider such risks, uncertainties and factors carefully in evaluating the forward‐looking statements and are cautioned not to place undue reliance on such forward‐looking statements. Should one or more of these risks, uncertainties or factors materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward‐looking statements. The Company disclaims any intention or obligation to update or review any forward‐looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third‐parties in respect of the Company, the Sequential Transaction or related matters.

Contact:

Sequential Brands Group, Inc.
Gary Klein, Chief Financial Officer
(646) 564‐2574
gklein@sequentialbrandsgroup.com

Investor Relations
ICR
Rachel Schacter/John Rouleau
203‐682‐8200
Rachel.schacter@icrinc.com/john.rouleau@icrinc.com